Exhibit 99.2
FOR IMMEDIATE RELEASE
For additional information contact:

Steve Kircher, CEO	Ted Haberfield, Executive VP
Solar Power, Inc.	HC International, Inc.
(916) 745-0900	(760) 755-2716
thaberfield@hcinternational.net
Solar Power, Inc. Announces $12,000,000 Private Placement
Roseville, CA September 23, 2009—Solar Power, Inc. (“SPI”) (OTCBB: SOPW) announced today that it has entered into definitive agreements with institutional and accredited investors with respect to a private placement with gross proceeds of approximately $12,000,000 before payment of placement agent commissions and offering expenses. “The Company intends to use the net proceeds from this financing for general corporate purposes, including working capital” Stephen Kircher, Chief Executive Officer of Solar Power, Inc. stated. “Our pipeline of opportunities has grown significantly in all of our vertical sales channels. This additional equity will allow us to capitalize on these opportunities and continue our business growth.”
Deutsche Bank served as sole placement agent for the transaction and WI Harper was the lead investor. WI Harper is a venture capital firm that invests in expansion stage companies with significant operations in Greater China.
The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and were sold in a private placement transaction in reliance on Section 4(2) of the Securities Act.

Accordingly, the securities acquired in the private placement may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
In connection with this financing, Solar Power has agreed to prepare and file a registration statement covering the resale of the common stock purchased by the investors in the private placement. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities discussed herein, nor may there be any sale of the securities in any jurisdiction in which such offering would be unlawful.
For additional information, please refer to Solar Power’s current report on Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American commercial and public sector building markets a complete solution through a single brand. Throughout Europe, Asia and Australia the Company sells its products direct to distributors and turnkey solutions providers. The company’s Yes! Solar, Inc. subsidiary provides the U.S. small- to mid-sized business and residential market segments with turnkey PV solar systems. Solar Power, Inc. operates from its Roseville, California headquarters.
Safe Harbor Statement:
This release contains certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates, enter into formal long-term supply agreements, and market acceptance of products and services. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.